Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

On the Move Experience, LLC, a Texas limited liability company, is a wholly owned subsidiary of On the Move Systems Corp.

On the OMV Transports, LLC, a Texas limited liability company, is a wholly owned subsidiary of On the Move Systems Corp.